                                                                    Exhibit 2(1)
                            DATED 10th August, 1995


                             RIBALTA HOLDINGS, INC.

                                   as Vendor


                                    - and -


                           FOUNTAIN OIL, INCORPORATED

                                  as Purchaser


                                    - and -


                               JOHN RICHARD TAIT

                                  as Warrantor

                 --------------------------------------------

                                   AGREEMENT
                      relating to the sale and purchase of
                        all the issued share capital of
                         GASTRON INTERNATIONAL LIMITED

                 --------------------------------------------


                               MARRIOTT HARRISON
                             12 Great James Street
                                London WC1N 3DR

                              Tel:  0171 209 2000
                              Fax:  0171 209 2001

                              (Ref DJFI DJ50801C)

AGREEMENT  dated   10th August, 1995

BETWEEN:-

(1) RIBALTA HOLDINGS, INC. of P.O. Box 438, Tropic Isle Building, Road Town, Tortola, British Virgin Islands ("the Vendor");

(2) FOUNTAIN OIL, INCORPORATED, a corporation organised under the laws of the state of Delaware USA of 1400 Broadfield, suite 200, Houston, Texas 77084 United States of America ("the Purchaser"); and

(3) JOHN RICHARD TAIT of 934 Moyle Circle, Alpine UT-84004 Utah, United States of America ("the Warrantor").

WHEREAS:-

(A) Gastron International Limited ("the Company") is a company incorporated in the British Virgin Islands and short particulars of the Company are contained in Schedule 1. The Company is the owner of shares representing 31 per cent of the entire issued share capital of Intergas ("Intergas"), a private joint stock company incorporated in the Russian Federation, particulars of which are contained in Schedule 2.

(B) The Vendor is the owner and the holder of the certificate for one ordinary share of US$1 in the Company issued to bearer ("the Sale Share") which constitutes the entire issued share capital of the Company.

(C) The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Share upon the terms and subject to the conditions contained in this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1. DEFINITIONS

     In this Agreement and in the Schedules, unless the context otherwise requires:-

   "the Accounts"        means the financial statements of the Company
                         including its unaudited balance sheet as at the Accounting Date and the unaudited profit and loss account of the Company for the financial year ended on the Accounting Date (including the Notes), a copy of which is contained in the Disclosure Material;

   "Accounting Date"     means 31st December 1994;

   "BVI"                 means the British Virgin Islands;

   "Competent Authority" means any governmental authority or agency or other body exercising powers pursuant to any Legislation or any governmental, fiscal or judicial authority and includes all local and governmental authorities exercising powers pursuant to the legislation of the BVI or, in relation to Intergas, pursuant to the legislation of the Russian Federation;

   "Completion"          means completion of the matters referred to in
                         Clause 9;

   "the Concessions"     means the licences and rights granted by the
                         appropriate Competent Authority to explore and develop the gas condensate field known as Maykop Field in the Republic of Adygea, Russian Federation as described in the Disclosure Material;

  "Consideration Shares" means the Purchaser's Stock to be issued to the
                         Vendor as referred to in Clauses 5.2.(a), 5.2.(b) and 5.2.(c);

 "the Disclosure Letter" means the letter from the Vendor to the Purchaser of the same date as this Agreement;

"the Disclosure Material"means the documentation information and other material concerning the Company and Intergas contained in the Schedule to the Disclosure Letter;

"Encumbrance"            includes any interest or equity of any person
                         (including, without prejudice to the generality of the foregoing, any right to acquire, option or right of pre-emption), or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or any agreement, obligation or commitment to grant, create or allow any of the foregoing;

"the Equipment"          means the oil field equipment and consumables to be
                         supplied by the Company to Intergas under the Supply
                         Agreement as specified in the Disclosure Material;

"the Implementation Date"  means the date on which Intergas confirms in writing to the Purchaser that all the Equipment has been delivered and accepted in Maykop in accordance with the Supply Agreement;

"Intergas"                 means Intergas Private Joint Stock Company
                           particulars of which are set out in Schedule 2;

"the Intergas Interest"    means the shares and/or stock in Intergas of which
                           the Company is the owner and registered holder as shown in Schedule 2;

"Legislation"              means all legislation, decrees, laws, regulations,
                           rules, codes and other governmental or quasi governmental requirements and all orders and instruments pursuant thereto and any other legislation, decree, mandate or order having the force of law whether in the BVI, the Russian
                           Federation or elsewhere;

"the Licence Date"         means the date on which the Purchaser receives
                           confirmation in a form acceptable to it that Intergas has been granted an irrevocable and unconditional drilling licence by the appropriate Competent
                           Authority pursuant to the Concessions and that the Licence and Licence Agreement of July 22, 1994 are amended in a form acceptable to the Purchaser;

"the Production Date"      means the date on which all the following have
                           occurred:-

                           (a) tests having been carried out to the Purchaser's satisfaction on the first three wells to be drilled by Intergas in the Maykop field and the results of such tests showing production of not less than 12 MMCF per day from the Maykop field; and

                           (b) the Purchaser having received confirmation in a form satisfactory to it that Intergas has received payment in US Dollars (or other foreign currency freely convertible into US Dollars) at the full open market international rate under the Concessions for at least 30 days production from the first three wells as referred to above;

"the Purchaser's Solicitors"    means Marriott Harrison of 12 Great James
                                Street, London WC1N 3DR;

"Purchaser's Stock"             means common stock of US$0.10 par value of the
                                Purchaser;

"the Sale Share"                means the one ordinary share of US$1.00 of the
                                Company in bearer form;

"the Securities Act"            mean the Securities Act of 1933 of the United
                                States of America (as amended);

"the Supply Agreement"          means the agreement between the Company and
                                Intergas for the supply of the Equipment a copy of which is included in the Disclosure Material;

"Tax" and "Taxation"            means all forms of taxation, duties, imposts,
                                contributions and levies of whatever nature, imposed by any competent fiscal authority, body or official in each case whether local, municipal, state, provincial, national or federal, whether of the BVI, the Russian
                                Federation or elsewhere, and whether now in force or hereinafter imposed or hitherto imposed and any interest, surcharge, penalty or fine in connection therewith; and

"US$" means the lawful currency of the United States of America; and

"Warranties"                    means the representations and warranties set
                                out in Schedule 3.

2. INTERPRETATION

2.1 All references to statutory provisions shall be construed as references to:

   (a) any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force;

   (b) all statutory instruments or orders from time to time pursuant thereto;
       and

   (c) any statutory provisions of which that statutory provision is a re-enactment or modification.

2.2 Unless otherwise stated, a reference to a Clause or a Schedule is a reference to, respectively, a clause or a schedule to this Agreement; and a reference to a sub-clause or paragraph is to, respectively, a sub-clause of the Clause or paragraph of the sub-clause in which the reference appears.

2.3 Headings are for ease of reference only and shall not affect the construction of this Agreement. This Agreement includes the Schedules.

2.4 References to any English legal term for an action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

3.   SALE OF SHARE

     Subject to the provisions of this Agreement and in particular to Clause 4.1, the Vendor shall sell as legal and beneficial owner and the Purchaser shall purchase the Sale Share free from all Encumbrances and together with all rights and benefits attaching to the Sale Share at Completion for a consideration of US$1.00 payable at Completion.

4.   CONDITIONS PRECEDENT

4.1 Completion of the sale and purchase of the Sale Share shall be conditional upon the following matters being fulfilled (or being waived in writing by the Purchaser) on or before 30th September, 1995:-

     (a) the Purchaser being satisfied that the agreement dated August 18, 1994 between Tredoux Trading Inc. and Intergas has been unconditionally terminated on terms acceptable to the Purchaser;

     (b) the arrangements between Dan C. Jorgensen and the Warrantor/the Company being terminated in a form satisfactory to the Purchaser; and

     (c) the Equipment having been acquired by the Company and having left the territory of the United States of America by ship for Adygea.

4.2 The payment of additional consideration under Clauses 5.1 and 5.2 is conditional upon the following matters being fulfilled (or being waived in writing by the Purchaser) on or before the second anniversary of the date hereof:-

     (a) the Purchaser having received, in a form satisfactory to it, all information and documentation requested in the course of the due diligence investigation undertaken by its professional advisers in respect of the Company and Intergas and having received a satisfactory report on the matters disclosed thereby;

     (b) the Purchaser having received legal opinions or memoranda, in a form satisfactory to it, from Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to the status of Intergas, the Concessions and any other matter which the Purchaser may reasonably require;

     (c) the charter and corporate documentation of Intergas being amended in a form satisfactory to the Purchaser;

     (d) any governmental or other consents required for transfer of ownership of the Company including those (if any) required from Intergas shareholders, having been obtained in a form satisfactory to the Purchaser;

     (e) the Purchaser having received confirmation that the Company has received the sum of US$1,800,000 in free and clear funds without any withholding or deduction in satisfaction of the amount owing by Mostransgas to the Company specified in the Disclosure Material;

     (f) the Licence Date and the Production Date having occurred; and

     (g) the Purchaser having received written confirmation from Mostransgas that gas from the Maykop field will be sold at open market international rates.

4.3 (a) The Vendor covenants with and undertakes to the Purchaser that it will use all reasonable endeavours to procure the satisfaction of the conditions set out in Clause 4.1 and Clause 4.2 as soon as possible and in any event in the case of the conditions in Clause 4.1 by not later than 30th September, 1995 and in the case of the conditions in Clause
         4.2 within two years of the date hereof or such later dates as the Purchaser may, by notice in writing, allow. Should all of the said conditions be met to the satisfaction of the Purchaser then such fact will be confirmed by the Purchaser in writing.

     (b) The Purchaser covenants with and undertakes to the Vendor that it will use all reasonable endeavours to procure the satisfaction of the conditions set out in Clause 4.1 (a) and (b) within two years of the date hereof but with the express reservation that it will be under no obligation to transport the Equipment from the United States of America until the condition in Clause 4.2 (e) has been satisfied.

4.4 If the conditions contained in Clause 4.1 have not been fulfilled (or waived in writing by the Purchaser) on or before 30th September, 1995 or such letter date as the Purchaser may by notice in writing allow, this Agreement shall ipso facto terminate and neither party shall have any claim against the other in relation thereto.

4.5 If the conditions contained in Clause 4.2 have not been fulfilled (or waived in writing by the Purchaser) within two years of the date hereof or such later date as the Purchaser may, by notice in writing, allow, the Vendor shall have no right to any of the additional consideration set out in Clauses 5.1 or 5.2 and neither party shall have any claim against the other in relation thereto.

5.   ADDITIONAL CONSIDERATION

5.1 Subject to the satisfaction (or waiver by the Purchaser) of all of the conditions set out in Clause 4, within two years of the date hereof, the Purchaser shall, within seven days of the satisfaction or waiver of the last condition, pay to the Vendor US$500,000.

5.2 As additional consideration (but subject to first receiving a certificate and undertaking substantially in the form set out in Schedule 4) the Purchaser shall issue up to three tranches of Consideration Shares to the Vendor in the amounts set out below on the later of the date of satisfaction of the last condition set out in Clause 4 or the dates specified below:-.

     (a) within seven days of the Implementation Date the Purchaser will issue to the Vendor, credited as fully paid, 100,000, shares of the Purchaser's Stock;

     (b) within seven days of the Licence Date the Purchaser will issue to the Vendor, credited as fully paid, 300,000, shares of the Purchaser's Stock; and

     (c) within seven days of the Production Date the Purchaser will issue to the Vendor, credited as fully paid, 600,000 units of the Purchaser's Stock.

5.3 If the Implementation Date, the Licence Date and the Production Date (or any of them) have not occurred by the second anniversary of the date hereof the Purchaser's obligations to issue Consideration Shares under Clause 5.2 after that date shall cease and the Vendor shall have no entitlement to receive any Consideration Shares in respect of an Implementation Date, Licence Date or Production Date that occurs after the second anniversary of the date hereof .

5.4 If the Production Date occurs on or before the second anniversary of the date hereof the Purchaser shall, within seven days of such Production Date, pay to the Vendor the sum of US$500,000.

6.   THE CONSIDERATION SHARES

6.1 The Consideration Shares to be issued to the Vendor shall rank pari passu with the existing Common Stock of the Purchaser and shall rank in full for all dividends to be paid by the Purchaser on its Common Stock by reference to a dividend record date after the date of issue thereof.

6.2 The parties will endeavour to procure that the Consideration Shares will be listed for trading on the NASDAQ National Market and that the issue of the Consideration Shares to the Vendor hereunder is exempt from the registration requirements contained in Section 5 of the Securities Act because the issue of the Consideration Shares to the Vendor will satisfy the conditions of any suitable exemption from such registration requirements which the parties consider applicable to the issue of the Consideration Shares hereunder.

6.3 The parties will co-operate to seek to satisfy the requirements of any such exemption insofar as they are able and will execute such certificates, agreements and other instruments as may be reasonably necessary or appropriate to confirm the application of any such available exemptions.

6.4 If the Purchaser consolidates or subdivides its Common Stock or makes an issue by way of capitalisation or rights to holders of its Common Stock prior to the date of the issue of any of the Consideration Shares, their number shall (if and to the extent that the same shall not have previously been determined) be adjusted in such manner as the Purchaser's Stockbrokers (acting as experts and not as arbitrators) shall certify to be fair and reasonable to take account of such event.

6.5  The Vendor hereby represents as follows:-

     (a) the Consideration Shares have not been registered with the U.S. Securities and Exchange Commission (the "SEC") or the securities agency of any foreign government; and

     (b) the Vendor agrees to resell the Consideration Shares, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration.

6.6

(a) Certain Definitions. As used in this Clause 6.6, the following definitions shall apply:-

     "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     "Registerable Securities" means the Consideration Shares, provided, however, that Registerable Securities shall not include any Consideration Shares which have previously been registered or sold to the public.

     "Registration Expenses" means all expenses incurred by the Purchaser in complying with Clause 6.6(b) including without limitation, all registration, qualification and filing fees, printing expenses, fees and disbursements of Counsel for the Purchaser, blue sky fees and expenses, and the expense of any special audits incidental to or required in connection with any such registration. Registration Expenses shall not include selling commissions, discounts or other compensation paid to underwriters or other agents or brokers to effect the sale of the fees and expenses of Vendor's Counsel.

     The terms "register", "registered", and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed in connection therewith), and the declaration of the effectiveness of such registration statement.

(b)  Registration

     (i) Notice of Registration. If at any time or from time to time, but prior to the second anniversary of the date hereof, the Purchaser shall determine to register any Purchaser's Stock, either for its own account or the account of a security holder or holders, other than (i) a registration relating solely to employee benefit plans, or (ii) a registration relating solely to a Rule 145 transaction, using a form that would permit inclusion of Registerable Securities, the Purchaser shall:

         (aa) promptly give to the Vendor written notice thereof; and

         (bb) (provided the Purchaser receives from the Vendor a Certificate and undertaking substantially in the form of Schedule 4 and accepts the same) include in such registration (and any related qualification under Blue Sky laws or other compliance), and in any underwriting involved therein, all the Registerable Securities specified in a written request from the Vendor received by the Purchaser within 15 days after the Purchaser gives such written notice, subject to the provisions below.

     (ii) Underwriting. The right of the Vendor to registration pursuant to this Clause 6.6(b) shall be conditional upon the participation by such Vendor in such underwriting, if any, as is contemplated in the proposed registration and the inclusion of the Registerable Securities of the Vendor in the underwriting to the extent provided herein. The Vendor proposing to distribute securities through such underwriting shall (together with the Purchaser and the other shareholders distributing their securities through such underwriting shall (together with the Purchaser and the other shareholders distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the managing underwriter selected or approved for such underwriting by the Purchaser or the shareholders requiring the Purchaser to proceed with such registration. Notwithstanding any other provision of this Clause 6.6(b), if the managing underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the managing underwriter may limit the registration of Registerable Securities held by the Vendor in such manner as the managing underwriter may determine but, notwithstanding this, priority shall be given by such managing underwriter to shares being registered by the Vendor as opposed to shares being registered by the Purchaser for its own account or for the account of any shareholders requiring the Purchaser to proceed with such registration. If less than 5 per cent of the Vendor's shares are included in the Company's Registration Statement, due to the determination by the underwriter that the inclusion of additional shares would not be advisable, the Company will include the remainder of the Vendor's shares in a separate Registration Statement which it will file with the SEC no later than 120 days after the closing of the Company's registration offering. The Company shall use its best efforts to have its Registration Statement declared effective and to maintain such registration current for six (6) months. Thereafter, the Company's registration obligations hereunder shall terminate.

   (iii) Right to Terminate Registration. The Purchaser shall have the right to terminate or withdraw any registration initiated by it under this Clause 6.6(b) prior to the effectiveness of such registration, whether or not the Vendor has elected to include securities in such registration.

(c) Expenses of Registration. All Registration Expenses incurred in connection with the registration, qualification or compliance pursuant to Clause 6.6(b) shall be borne by the Purchaser.

(d) Letter or Opinion of Counsel in Lieu of Registration. If, in the opinion of Counsel for the Purchaser, no registration under the Securities Act is required in connection with the disposition of the Registerable Securities covered by any request made under Clause 6.6(b) in the manner in which the Vendor proposes to dispose of the Registerable Securities included in such request, the Purchaser need not comply with such request; provided, however, that the Purchaser shall not be so relieved of its obligations under Clause 6.6(b) unless the Purchaser is prepared, at the request of the Vendor, to remove from the certificates representing such Registerable Securities all restrictive legends and to rescind any stop-transfer instructions previously communicated to its transfer agent relating to such Registerable Securities.

(e) Registration Procedures. If and whenever the Purchaser effects the registration of Registerable Securities, the Purchaser shall employ reasonable efforts to:

   (i) furnish to the Vendor such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents, as the Vendor may reasonably request in order to facilitate the public sale or other disposition of the Registerable Securities of the Vendor; and

   (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith to keep such registration statement effective and current and to comply with the provisions of the Securities Act with respect to the sale or other disposition of Registerable Securities covered by such registration statement, including such amendments and supplements as may be necessary to reflect the Vendor's intended method of disposition of such Registerable Securities; provided that the Purchaser shall have no obligation to keep such registration statement effective and current for any particular period.

(f) Indemnification. In order to include Registerable Securities in a registration statement under this Clause 6.6 the Vendor will be required to indemnify the Purchaser, each of its directors and officers, its legal Counsel and independent accountants, each underwriter, if any, of the Purchaser's securities covered by such registration statement, each person who controls the Purchaser or such underwriter within the meaning of Section 15 of the Securities Act, and each other selling shareholder, each of its officers and directors and partners and each person controlling such selling shareholder within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and will reimburse the Purchaser, such holders, such directors, officers, Counsel, accountants, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statements, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Purchaser by the Vendor for use therein.

(g) Information by Holder. The Vendor shall furnish to the Purchaser such information regarding the Vendor, the Registerable Securities and the distribution proposed by the Vendor as the Purchaser may request in writing.

6.7 Notwithstanding any other provisions of this Agreement, for a period of two years following the date of the Agreement, and in the absence of prior approval by the Purchaser, the Vendor shall undertake not to dispose of any of the Consideration Shares unless pursuant to a registration statement as specified in Clause 6.6 or unless permitted by an applicable exemption under the Securities Act in either of which cases the number of shares it may sell shall be determined as follows: If any Consideration Shares issued to the Vendor pursuant to this Agreement are to be sold, the amount of such stock to be sold, together with all sales of such stock sold within the preceding three months, shall not exceed the greater of (i) one percent of the Purchaser's Stock outstanding as shown by the most recent report or statement published by the Purchaser, or (ii) the average weekly reported volume of trading in such securities on all national securities exchanges during the four calendar weeks preceding the date of the receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with the market maker, or (iii) the average weekly volume of trading in such securities reported through the consolidated transaction reporting system during the four week period specified in paragraph (ii) of this sub-clause.

7.  COMPANY'S OBLIGATIONS

7.1 The Purchaser undertakes to the Vendor that as soon as reasonably practicable after Completion:-

    (a) it will take no steps to prevent the Company satisfying and discharging all of the obligations and liabilities of the Company to Intergas existing at Completion and arising under the Supply Agreement if and only to the extent that details are fully disclosed in the Disclosure Material; and

    (b) it will procure that the Company shall reimburse any expenses incurred by third parties on behalf of the Company in complying with the Company's obligations under the Supply Agreement if and only to the extent that such expenditure is disclosed in the Disclosure Material and has been expressly approved in writing by the Purchaser before the signing of this Agreement.

7.2 Prior to Completion the Vendor shall keep the Purchaser fully informed as to all material developments in respect of the Company and Intergas and shall procure that, without the Purchaser's prior written consent, the Company shall not issue any further shares, dispose of any material asset or take on any additional obligations or liabilities.

8.  WARRANTIES AND UNDERTAKINGS

8.1 Each of the Vendor and the Warrantor (together "the Warrantors") jointly and severally represents and warrants to the Purchaser in the terms contained in Schedule 3, subject to the following provisions of this Clause 8.

8.2 Insofar as the Warranties relate in whole or in part to matters of fact, they shall constitute representations upon the faith of which the Purchaser has entered into this Agreement.

8.3 The Warrantors shall not be liable for a claim for breach of any of the Warranties -

    (a) to the extent that the subject matter of the claim has been fully and fairly disclosed in the Disclosure Letter;

    (b) unless and except to the extent that the Purchaser gives to the Warrantors in writing particulars of the claim within two years from the date of Completion;

    (c) to the extent that the claim would arise or be increased by reason only of any legislation enacted after the date of Completion with retrospective effect; and

    (d) unless the amount payable under that claim would exceed US$5,000, and the aggregate of the amounts payable under that and every other such claim would exceed US$10,000 in which event the whole of the amount may be claimed.

8.4 The total liability of the Warrantors under the Warranties shall not exceed US$3,500,000.

8.5 The Warrantors shall indemnify the Purchaser, and hold it harmless from and against, and pay or reimburse the Purchaser for, any and all direct or indirect losses, damages to its interests, costs and legal, accounting or other expenses which the Purchaser may sustain or incur as a result of any misrepresentation, breach of Warranty or non-performance of any obligation on the part of the Warrantors hereunder.

8.6 The Purchaser shall indemnify the Warrantors, and hold them harmless from and against, and pay or reimburse the Warrantors for, any and all direct or indirect losses, damages to their interests, costs and legal, accounting or other expenses which the Warrantors may sustain or incur as a result of any misrepresentation, or non-performance of any obligation on the part of the Purchaser hereunder.

8.7 The Purchaser shall use its reasonable endeavours to cause the obligations set forth under the terms "Production Date," "License Date," and "Implementation Date" to be satisfied. If required to do so, the Purchaser shall, within the time limitations set forth in this Agreement, vote the Sale Share in favour of satisfying such obligations, or, if permitted, shall cause a vote to be taken to require the satisfaction of such obligations.

8.8 The Purchaser shall be entitled to rescind this Agreement (but without prejudice to any other right or remedy it may have) by giving written notice to the Vendor if within 2 years of Completion the Purchaser becomes aware of any matter which is inconsistent with any of the Warranties which has not been fairly disclosed in the Disclosure Letter or which is inconsistent with any of the other provisions of this Agreement and which would materially affect the willingness of a prudent purchaser for value to purchase the Sale Share on the terms of this Agreement or which would involve a material adverse change in the financial or trading position or prospects of the Company.

8.9 If the Purchaser elects to rescind this Agreement in accordance with Clause 8.8:-

     (a) the Purchaser shall return the Sale Share to the Vendor together with the sum of US$1.00;

     (b) the Vendor shall indemnify the Purchaser against all costs and expenses (including all legal and other professional fees and expenses) incurred by the Purchaser in the negotiation, preparation, execution or rescission of this Agreement; and

     (c) all rights and obligations of the parties shall cease to have effect immediately upon rescission except that rescission shall not affect the accrued rights and obligations of the parties at the date of rescission.

9.   COMPLETION

9.1 The sale and purchase of the Sale Share shall be completed immediately after the satisfaction or waiver by the Purchaser of the conditions contained in Clause 4.1 at the offices of the Purchaser's Solicitors in London .

9.2  The Vendor shall on Completion:-

     (a) deliver to the Purchaser:-

       (i) the certificate for the Sale Share thereby transferring the same to the Purchaser;

       (ii) any waiver or consent which may be required to vest in the Purchaser the full beneficial ownership of the Sale Share; and

       (iii) a form of general proxy executed by the Company in favour of the Purchaser, or such other person as it may nominate, for use at general meetings of Intergas or otherwise in relation to the Intergas Interest;

     (b)     procure that:-

       (i) the Company makes such alterations to its articles of association or adopts new articles of association in such form as the Purchaser may require;

       (ii) such changes as the Purchaser may require are made in the offices of directors and secretary of the Company and that every officer resigning gives an acknowledgement by deed that he has no claim against the Company for directors' fees, loss of employment or otherwise;

       (iii) such changes as the Purchaser may require are made to the mandates for the operation of each bank account maintained by the Company; and

       (iv)  all moneys then owing to the Company by the Vendor are paid; and

     (c)     deliver to the Purchaser as agent for the Company:-

       (i)   the certificate of incorporation and common seal of the Company;

       (ii)  the statutory books of the Company duly made up to date;

       (iii) the certificates and other title documents relating to the Company's holding of stock and shares in Intergas and all other deeds, certificates and other documents of title to the assets of the Company; and

       (iv) a certificate from the bank showing the balance standing to the credit or debit of each bank account maintained by the Company at the close of business on the last business day before Completion.

9.3 The Purchaser shall on Completion pay to the Vendor the sum of US$1.00 in cash.

9.4 This Agreement shall, so far as it remains to be performed, continue in full force and effect notwithstanding Completion.

10.  NATURE OF OBLIGATIONS

10.1 Each of the obligations, warranties and undertakings of the Vendor in this agreement ("the Obligations"), excluding any Obligation fully performed at Completion, shall continue in full force and effect notwithstanding Completion taking place.

10.2 No failure to exercise, and no delay in exercising, on the part of the Purchaser, any right or remedy in respect of any Obligation shall operate as a waiver of such right remedy or Obligation nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of such right or remedy, or the exercise of any other right or remedy.

10.3 If the Sale Share shall at any time be sold or transferred, the benefit of each of the Warranties may be assigned to the purchaser or transferee of the Sale Share and, accordingly, in this Agreement the expression "the Purchaser" shall include any assignee of the benefit of the Warranties.

11.  WHOLE AGREEMENT

11.1 This Agreement, including the Schedules, the Disclosure Letter and the Disclosure Material, contains the whole agreement between the parties relating to the transactions provided for and supersedes any previous agreement or agreements between the parties relating to such transactions.

11.2 The Vendor acknowledges that the Purchaser shall have no liability to the Vendor in respect of any representations or warranties which may have been made to the Vendor in respect of the Purchaser, the Consideration Shares or otherwise.

12.  ANNOUNCEMENTS

12.1 No party shall make any announcement in relation to any of the transactions provided for in this agreement other than as required by law, by NASDAQ or by the Oslo Stock Exchange without the prior consent of the other party, which consent shall not be unreasonably withheld. Each party shall give the other reasonable notice of any announcement which it is required to make as aforesaid and shall consult as to its terms.

12.2 Except as provided in sub-clause 12.1 or as otherwise agreed, the terms of this agreement shall be confidential between the parties.

13.  RESOLUTIONS, ETC

     The Vendor shall procure the convening of all such meetings and the giving or passing of all such consents and resolutions and do or procure all such other acts and things as shall be necessary under the articles of association of the Company or any applicable legislation to give effect to the terms of this Agreement.

14.  NOTICES

14.1 Any notice to be given under or in connection with this Agreement shall be in writing and either shall be delivered personally, or sent by first class recorded delivery post.

14.2 The address for service of each party shall be his address specified in this Agreement unless he has in writing specified another address to the party giving the notice.

14.3 A notice shall be deemed to have been served if personally delivered, at the time of delivery, and, if posted, on the fifth day following posting unless it is proved that delivery of such notice was delayed or prevented by a strike or other disturbance outside of the control of the parties to the notice.

14.4 In proving service it shall be sufficient to prove (as the case may be) that personal delivery was made, or that the envelope containing the notice was properly addressed and delivered into the custody of the postal authorities as a pre-paid first class recorded delivery letter.

15.  SUCCESSORS

     This agreement shall be binding on, and enure for the benefit of the successors in title to the Purchaser.

16.  COSTS

     Each party shall pay its own legal and other professional charges and expenses incurred in connection with this Agreement.

17.  PROPER LAW AND JURISDICTION

17.1 This Agreement and the documents to be entered into as provided in this Agreement shall be governed by and construed in accordance with English Law.

17.2 Each of the parties agrees to submit to the non-exclusive jurisdiction of the English Courts as regards any claim or matter arising from, or in connection with, this Agreement.

17.3 The Vendor and the Warrantor each hereby irrevocably appoints Integro Finance (UK) Limited, Cannon Bridge, 25 Dowgate Hill, London, EC4R 2AT, United Kingdom as its agent to accept service on its behalf.

AS WITNESS whereof this agreement has been entered into the day and year first above written.

                                   SCHEDULE 1

                                  THE COMPANY

An International Business Company incorporated in the British Virgin Islands on 15th January 1993 under The International Business Companies Ordinance (No. 8 of
1984).


Name:                     Gastron International Limited

Registered number:        76864

Date of Incorporation:    15th January, 1993

Registered Office:        Tropic Isle Building
                          P.O. Box 438, Road Town
                          Tortola, British Virgin Islands

Registered Agent:         Integro Trust (BVI) Limited
                          Tropic Isle Building
                          P.O. Box 438, Road Town
                          Tortola, British Virgin Islands

Authorised share capital: US$50,000 divided into 50,000 shares of US$1 each

Issued share capital:     one share of US$1

Directors:                George William Mills
                          John Richard Tait

Secretary:                Tyndall - FK Secretaries Limited


                                   SCHEDULE 2

                                    INTERGAS


A Closed Private Joint Stock Company incorporated in Russia.

Registered number:         P-2163.16.1


Legal Address:             (Building 1) 12 Zamoryonov Street
                           123242 Moscow
                           Russian Federation


Registered share capital:  R. 10,000,000 being 1,000 shares of R. 10,000 each.


Shareholders:




Name                             Shares  Percentage
----                             ------  ----------

Gastron International Limited       310          31

Republic of Adygea                  250          25

Petrogas JSC                        240          24

Mostransgas JSC                     200          20
                                  -----         ---
                                  1,000         100


                                   SCHEDULE 3

                                   WARRANTIES


A.1 DETAILS OF THE COMPANY

    (1) The facts relating to the Company set out in Schedule 1 are true and accurate in all respects.

    (2) The Company:-

        (a) neither holds, nor beneficially owns nor has agreed to acquire any share or other capital of any other company or corporation other than the Intergas Interest;

        (b) is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association; or

        (c) has no branch nor any permanent establishment outside the BVI.

A.2 MEMORANDUM AND ARTICLES OF ASSOCIATION AND STATUTORY BOOKS

    (1) The copies of the memorandum of association and articles of association of the Company, which have been produced to the Purchaser, are up-to-date, accurate and complete in all respects.

    (2) The register of members and other statutory books of the Company have been properly kept and contain a true, accurate and complete record of the matters with which they should deal.

A.3 DOCUMENTS

    (1) All agreements to which the Company is a party and other documents owned by or which ought to be in the possession of the Company are in the possession of the Company and details of all such agreements and documents are contained in the Disclosure Material

    (2) All documents in the possession or under the control of the Company to which the Company is a party and which attract stamp duty have been properly stamped and all and/or similar duties and taxes in BVI and Russia have been paid and all duty payable in respect of the capital of the Company has been paid.

A.4  LITIGATION

     (1) The Company is not engaged in any litigation or arbitration proceedings (whether as plaintiff or defendant) there are no such proceedings pending or threatened either by or against the Company and there are no facts which are likely to give rise to any such litigation or arbitration.

     (2) No order has been made or petition presented or resolution passed for the winding up of the Company, nor has any distress execution or other process been levied against the Company, nor is there any unfulfilled or unsatisfied judgement or court order outstanding against the Company.

A.5  COMMISSION

     No one is entitled to received from the Company or Intergas any finder's fee, brokerage or other commission in connection with the purchase of shares in the Company.

A.6  AGREEMENTS SELLING OR GRANTING OPTIONS OVER THE COMPANY'S SHARES

     Save as provided in this Agreement, there are no agreements or commitments in force which call for the present or future issue of, or accord to any person the right (whether conditional or otherwise) to call for the issue of, any share or loan capital of the Company (including any option or right of pre-emption or conversion).

A.7  OWNERSHIP OF SALE SHARE

     (1) The Sale Share constitutes the whole of the issued capital of the Company.

     (2) There is no Encumbrance on, over, affecting or concerning the Sale Share. No claim has been made by any person to be entitled to the Sale Share or any Encumbrance on, over, affecting or concerning the Sale Share.

     (3) The Vendor is entitled to transfer the full legal and beneficial ownership in the Sale Share to the Purchaser in accordance with this Agreement.

A.8  CAPACITY

     The Vendor has full power to enter and perform this agreement which, when executed, will constitute binding obligations on the Vendor in accordance with its terms.

A.9  COMPLIANCE WITH LEGISLATION

     Neither the Company nor any of its officers, agents or employees have committed or omitted to do any act or thing the commission or omission of which is in contravention to any Legislation.

A.10 FOREIGN CORRUPT PRACTICES

     The Company directly or indirectly, has not offered, given, promised to give or authorised the giving of anything of value and will not offer, give, promise to give or authorise the giving of anything of value to any officer or employee of or other person acting in an official capacity for any government or department, agency or instrumentality thereof, any political party or official of a political party, or any candidate for political office for the purpose of influencing any act or decision of any such person, party, government or governmental instrumentality in order to obtain any business relating to Intergas, the Concessions or otherwise.

A.11 THE ACCOUNTS

     The Accounts have been prepared under the historical cost convention in accordance with accounting principles consistently applied and generally accepted in the United Kingdom and the United States, show a true and fair view of the assets and liabilities and the profits or loss of the Company for the period to the Accounting Date.

A.12 ASSETS OF THE COMPANY

     The assets in the Accounts and all assets acquired or agreed to be acquired by the Company since the Accounting Date:-

     (1) comprise all the assets, property and rights which the Company owns or which it uses or requires for the purpose of its business and are the absolute and sole property of the Company free from Encumbrances.

     (2) The Equipment has been purchased by or supplied to the Company on arms length terms on the basis disclosed in the Disclosure Material. The Equipment is the absolute property of the Company, is in good condition and capable of being sold to Intergas and registered in accordance with the contractual arrangements for the supply of equipment to Intergas which are contained in the Disclosure Material.

A.13 LIABILITIES OF THE COMPANY

     Save as specifically provided in the Accounts or mentioned in the Disclosure Material the Company has no liabilities or obligations (whether present or future, ascertained or contingent) and there is not in existence in relation to the Company any guarantee, indemnity, bond or similar obligation by the Vendor or any other person including

     (without limitation) any liability for money owing whether in respect of remuneration for services rendered or in respect of money lent to the Company or otherwise.

A.14 EXCHANGE CONTROL

     The Company has not breached or been party to any breach of any exchange control and/or other regulations in any country relative to foreign investment and/or the remittances or transfers of funds of any nature (whether capital interest, dividends or otherwise) which has not been remedied and no Company is or has at any time been a party to any transaction to which the provisions of Section 485 of the Income and Corporation Taxes Act 1988 have been applied.

A.15 CORPORATE FORMATION

     The Company has complied in all material respects with all provisions and requirements of The International Business Companies Ordinance (No. 8 of
     1984) of the BVI and corresponding legislation in any other relevant jurisdiction as are or have been in force and so far as is material, all returns, particulars, resolutions and other documents, including accounts required under any such legislation to be delivered on behalf of the Company to any governmental or other Competent Authority have been properly made and delivered.

A.16 RECORDS

     All registers, accounts, books, ledgers, financial and other records of the Company have been fully and accurately maintained in all material respects, are under its direct control or in its possession, contain true and accurate records of all matters required to be entered therein by Legislation and do not contain any material inaccuracies or discrepancies and give and reflect a true and fair view of the financial, contractual and trading position of the Company and of its plant and machinery, fixed and current assets and liabilities (actual and contingent) debtors and creditors and stock in trade and work in progress.

A.17 NON-ARM'S LENGTH TRANSACTIONS

     The Company is not a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset, services or facilities or will receive any payment for an asset, services or facilities of any kind that it has supplied or provided, or is liable to supply or provide, which is less than the market value of that asset or service.

A.18.  THE COMPANY'S OFFICERS AND EMPLOYEES

     In relation to the Company there are not in existence, save as disclosed in the Disclosure Material, any contracts of service with directors, managers or employees nor any consultancy agreements.

A.19 INSURANCE

     (1) The Company is and has at all times been insured (in the case of insurance against loss of or damage to property for an amount not less than the reinstatement value) against all such risks as are usually insured against by companies carrying on similar businesses.

     (2) The policies of insurance to which the Company is a party are and/or were at all times whilst current, valid and in force and the Company has not done or omitted to do or suffered anything to be done which might render any of such policies void or voidable and all such policies are or were written in the name of the Company and all premiums due have been paid and there are no circumstances which are known, or would on reasonable enquiry be known, to the Vendor and which might invalidate or affect the renewal of any of the policies currently in force or might entitle any Company to make, or oblige it to notify the insurers of, any claim under any of the policies.

A.20 TAX AND SOCIAL SECURITY RETURNS

     The Company has duly made at the due dates all returns and given or delivered all notices, accounts and information which on or before the date hereof ought to have been made, given or delivered for the purposes of Tax and Social Security and all such returns, notices, accounts and information (and all other information supplied to the appropriate fiscal or Social Security authorities) have been made on a proper basis and none of such returns, notices, accounts or information is disputed in any material respects by the fiscal or Social Security authority concerned and there is no fact known to the Vendor which might be the occasion of any such dispute or of any claim for Tax in respect of any financial period down to and including the Accounting Date not provided for in the Accounts.

A.21 AUTHORISED PERSONS

     There are disclosed in the Disclosure Material particulars of all persons having the power to bind the Company in any capacity whatsoever other than Directors and employees of the Company and travel agents in the ordinary course of the business of the Company.

A.22 CONFIDENTIAL INFORMATION

     The Company has not (save for the purpose of carrying on its business in the ordinary course) disclosed, or authorised the disclosure of, any of its lists of suppliers or customers, trade secrets, technological information or confidential information concerning its business.

A.23 THE CONCESSIONS

     Intergas owns or is entitled to the free and unrestricted use (subject only to such terms attaching to the relevant licences, consents and authorities as have been disclosed to the Purchaser in writing prior to the execution hereof) of the Concessions and true and complete copies of the Concessions are contained in the Disclosure Material. Intergas has complied in all material respects with the terms of such licences, consents and authorities.

A.24 DISCLOSURE MATERIAL

     All information contained in and disclosed by the Disclosure Letter and the Disclosure Material is true and accurate in all material respects and all information which has been given by the Vendor or its professional advisers or by representatives of Intergas to the Purchaser or its professional advisers in respect of questions raised by them was, when given, and now is true and accurate in all material respects and there are no facts or matters which have not been disclosed which render any such information untrue, inaccurate or misleading at the date of and in the context of this Agreement.

A.25 STATUS OF VENDOR

     The Vendor represents and warrants to the Purchaser as at the date hereof in the terms set out in Schedule 4 as though the same were set out herein in full.

                                   SCHEDULE 4

                          CERTIFICATE AND UNDERTAKING


For good and valuable consideration, Ribalta Holdings, Inc. (the "Vendor") hereby certifies to and undertakes for the benefit of Fountain Oil Incorporated (the "Purchaser") as follows:

a. Vendor certifies that Vendor is an "accredited investor", as that term is defined in Rule 501 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and that in particular each beneficial owner of an equity interest in Vendor is an accredited investor by reason of being a natural person (i) whose individual net worth, or joint net worth with spouse, exceeds US$1,000,000 or (ii) whose individual income in each of the two most recent years exceeded US$200,000 or joint income with spouse in each of those years exceeded US$300,000 and who has a reasonable expectation of reaching the same income level in the current year;

b. Vendor represents, warrants and certifies to Purchaser that Vendor;

   (i) has received and reviewed all reports filed by Purchaser with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, during the past twelve months;

   (ii) has been given the opportunity to ask questions of the Purchaser and its management concerning the Purchaser, the Purchaser's common stock, par value US$0.10 per share ("Common Stock"), and other matters pertaining to Vendor's proposed acquisition of shares of Common Stock (the "Shares"), in order for Vendor to evaluate the merits and risks of an acquisition of Common Stock, and Vendor has received satisfactory responses to all such questions; and

   (iii) by reason of the business and financial experience of Vendor's officers, directors and beneficial owners Vendor has the capacity to evaluate the Purchaser and the merits and risks of an acquisition of common Stock and to protect Vendor's interests in connection with the acquisition of Common Stock and the transactions associated therewith.

c. Vendor agrees and undertakes that, since the offer and issuance of the Shares by the Purchaser to Vendor have not been registered under the Securities Act in reliance upon a statutory exemption from the registration requirements of the Securities Act, Vendor will offer, resell or transfer the Shares or any interest therein only in compliance with the provisions of Securities Act and all other applicable securities laws and regulations and, in particular, shall make such an offer, resale or transfer only if such Shares are registered under the Securities Act or an exemption from such registration is available. Vendor understands and agrees that (i) unless the shares that are the subject of such offer or sale are registered under the Securities Act or an exemption from registration is available (in which latter case the Purchaser shall have received an opinion of Vendor's counsel who shall be experienced in securities law matters, in form and substance reasonably satisfactory to the Purchaser, to such effect), the Purchaser shall not permit the transfer of the Shares, and (ii) Purchaser may take such steps as it deems appropriate to ensure compliance with the offer and resale restrictions imposed by the Securities Act or other applicable laws and regulations or contained in this Agreement, including instituting "stop transfer" instructions with respect to the Shares with the transfer agent for the Common Stock and endorsing restrictive legends, substantially in the following form, on certificates representing the Shares to be issued to Vendor;

          THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF OTHER JURISDICTIONS IN RELIANCE UPON EXEMPTIONS AFFORDED UNDER APPLICABLE LAWS. THE SHARES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED UNDER THE ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS APPLICABLE (IN WHICH CASE THE ISSUER SHALL HAVE RECEIVED AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER TO SUCH EFFECT)AND THE PROVISIONS OF ALL OTHER APPLICABLE SECURITIES LAWS ARE OBSERVED.

d. Vendor certifies that Vendor (i) is acquiring the Shares for its own account for investment purposes and not with a view towards the distribution thereof and (ii) does not have any contract, understanding, or arrangement with any person to sell, transfer, or grant participation to such person or any third person with respect to the Shares, and no other person has a beneficial interest in the Shares;

e. Vendor agrees to indemnify, protect, defend, and hold harmless the Purchaser, and its affiliates, officers, directors, stockholders, agents, employees, attorneys, accountants, successors, and assigns from and against all claims, actions, causes of action, damages, losses, costs, liabilities, and expenses (including costs of investigation, defence, and attorneys' fees) whatsoever which may result from a breach or an alleged breach of the certifications, representations, warranties, undertakings and agreements of Vendor contained herein.

In Witness Whereof, the undersigned has executed this Certificate and
Undertaking this         day of                   , 199    .

SIGNED by                               )
Mr. Adrian John King representing       )  /s/Adrian John King
FK Management Consultants Limited,      )
for and on behalf of                    )
RIBALTA HOLDINGS, INC.                  )
in the presence of:- /s/Linda P.L. Fok  )
     LINDA P.L. FOK
     Rooms 12-14, I/F,
     New Henry House,
     10 Ice House Street,
     Hong Kong,
     Manager

SIGNED by                               )
Mr. Gary Plisga                         )  /s/Gary Plisga
Director for and on behalf of           )
FOUNTAIN OIL, INCORPORATED              )
in the presence of:- /s/Susan E. Palmer )
     Susan E. Palmer
     Corp. Secretary



SIGNED by the said                      )
JOHN RICHARD TAIT                       )  /s/John Richard Tait
in the presence of:- /s/D. Innes        )
     D. Innes
     12 Great James Street
     London WCI
     Solicitor